EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.     Genus Korea Co., Ltd. (a Korean entity)
2.     Genus-Japan, Inc. (a Japanese entity)
3.     Genus GMBH (a German entity)
4.     Genus Europa (a United Kingdom entity)
5.     Genus SARL (an Italian entity)


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